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                                                                     Exhibit 3.1

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION

                                       OF

                          INTREPID CAPITAL CORPORATION

         1. The name of the corporation is Intrepid Capital Corporation (the "Corporation").

         2. The Corporation was incorporated under the name Freedom Capital Corporation on April 3, 1998, the date on which the Corporation's original Certificate of Incorporation was filed.

         3. The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

         4. The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the "DGCL").

         5. The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 40,000,000, of which 30,000,000 shall be common stock, with a par value of $.01 per share (the "Common Stock"), and 10,000,000 shares shall be preferred stock, with a par value of $.01 per share (the "Preferred Stock").

         A. The relative designations, powers, preferences, rights, qualifications, limitations and restrictions of the Common Stock are as follows:

         (i) Voting Rights. Each holder of Common Stock shall be entitled to vote on all matters required or permitted to be voted on by stockholders of the Corporation, with one vote for each share of Common Stock standing in such holder's name on the books of the Corporation.

         (ii) Dividends. After payment or provision for the payment of dividends on any class or series of Preferred Stock then outstanding in accordance with the terms set forth below, the Board of Directors of the Corporation (the "Board of Directors") may declare and pay dividends on the Common Stock as and to the extent permitted by law.

         B. Of the 10,000,000 shares of Preferred Stock, 5,000,000 shares shall be designated Class A Cumulative Convertible Pay-In-Kind Preferred Stock (the "Class A Preferred Stock"), each share with a stated value of $3.00 per share (the "Stated Value"), with such other relative designations, powers, preferences, rights, qualifications, limitations and restrictions of the Class A Preferred Stock are as follows:

         (i) Priority. The Class A Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up or dissolution, whether voluntary or involuntary, whether now or hereafter issued, rank senior to (a) any other class or series of Preferred Stock established by the Board of Directors, but specifically excluding any


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Equivalent Securities (as defined in Section 5B(iv) hereof) or Senior Securities
(as defined in Section 5B(iv) hereof) issued in accordance with Section 5B(iv) hereof, (b) the Common Stock, and (c) any other equity securities of the Corporation (all of such equity securities of the Corporation to which the Class A Preferred Stock ranks senior, including the Common Stock, are at times collectively referred to herein as the "Junior Securities").

         (ii) Dividends.

         (a) Holders of shares of Class A Preferred Stock shall be entitled to receive cumulative dividends for each share of Class A Preferred Stock at an annual rate (the "Dividend Rate") of $0.15 per share, payable semi-annually on January 1 and July 1 of each year (or at such additional times and for such interim periods, if any, as determined by the Board of Directors) (each of such dates being referred to herein as a "Dividend Payment Date"), except that if such date is a Saturday, Sunday or a legal holiday on which banks in the State of Florida are permitted or required to be closed ("Legal Holiday"), then such dividend shall be payable on the next date that is not a Saturday, Sunday or Legal Holiday (a "Business Day"). Each of such annual dividends shall be fully cumulative and shall accrue (whether or not declared) on a daily basis from the first day of the period in which such dividend may be accruable as provided herein; provided, however, that with respect to the first Dividend Payment Date following any issuance of shares of Class A Preferred Stock, the dividend with respect to such shares shall accrue from the date of issuance of such shares of Class A Preferred Stock. Dividends on shares of Class A Preferred Stock shall be payable in cash (by wire transfer to the Holders or by delivery of cashiers or certified checks payable to the Holders) or in shares of Class A Preferred Stock. The Board of Directors shall declare and pay such accrued dividends on each Dividend Payment Date at such time and to the extent permitted by law. No fractional shares shall be issued by the Corporation in respect of any Dividend Payment Date, so that the number of shares of Class A Preferred Stock to be paid as a dividend pursuant to this Section 5B(ii)(a) to a holder of Class A Preferred Stock shall be rounded down to the nearest whole number of shares; provided however, that any such fractional shares to which a holder of Class A Preferred Stock would otherwise be entitled shall be aggregated with any fractional shares otherwise issuable in connection with any subsequent Dividend Payment Dates, and each time such fractional shares shall equal one full share, such full share shall be issued to the holder entitled thereto on the next subsequent Dividend Payment Date with all attendant rights and preferences attaching thereto. Dividends shall be paid to the holders of record of shares of Class A Preferred Stock at the close of business on the date specified by the Board of Directors at the time such dividend is declared (the "Record Date"); provided, however, that such Record Date shall not be more than 60 days nor less than 10 days prior to the respective Dividend Payment Date. The Corporation shall deliver or cause to be delivered to the respective record holders of shares of Class A Preferred Stock certificates representing the shares of Class A Preferred Stock (if any) to which they are entitled pursuant to this Section 5B(ii)(a) promptly following each Dividend Payment Date.

         (b) All dividends paid with respect to shares of Class A Preferred Stock pursuant to Section 5B(ii)(a) hereof shall be paid pro rata to the holders entitled thereto. All shares of Class A Preferred Stock issued in respect of any Dividend Payment


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Date shall be deemed issued on the applicable Dividend Payment Date, and will thereupon be duly authorized, validly issued, fully paid and non-assessable and free and clear of all liens and charges. On and after a Dividend Payment Date, until certificates representing additional shares of Class A Preferred Stock shall have been issued pursuant to Section 5B(ii)(a) hereof, the certificates representing shares of Class A Preferred Stock held by a holder of Class A Preferred Stock on the Record Date shall represent not only such existing shares, but also the additional shares of Class A Preferred Stock issued to such holder pursuant to such dividend.

         (c) (1) Holders of shares of Class A Preferred Stock shall be entitled to receive the dividends provided for in Section 5B(ii)(a) hereof in preference to and in priority over any dividends declared upon any of the Junior Securities.

         (2) So long as any shares of Class A Preferred Stock are outstanding, the Corporation shall not declare, pay or set apart for payment any dividend on any of the Junior Securities or make any payment on account of, or set apart for payment money or establish a sinking or other similar fund for, the purchase, redemption, retirement or other acquisition of, or otherwise acquire for value, any of the Junior Securities or any warrants, rights, calls or options exercisable for any of the Junior Securities, or make any distribution in respect thereof, either directly or indirectly, whether in cash, obligations or shares of the Corporation or other property (other than distributions or dividends payable solely in the same Junior Securities to the holders of such Junior Securities), and permit any company or other entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Junior Securities or any warrants, rights, calls or options exercisable for any of the Junior Securities, unless prior to or concurrently with such declaration, payment, setting apart for payment, purchase, redemption or distribution, as the case may be, all accrued and unpaid dividends, if any, on shares of Class A Preferred Stock provided for in Section 5B(ii)(a) hereof shall have been paid.

         (3) Subject to the foregoing provisions of this Section 5B(ii) and the provisions of Section 5B(vii)(f) hereof, the Board of Directors may declare and the Corporation may pay or set apart for payment dividends and other distributions on any of the Junior Securities, and may purchase or otherwise redeem any of the Junior Securities or any warrants, rights or options exercisable for any of the Junior Securities, and the holders of the shares of Class A Preferred Stock shall not be entitled to participate therein.

         (iii) Liquidation Preference.

         (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Class A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount in cash equal to the Stated Value for each share outstanding, plus an amount in cash equal to all accrued but unpaid dividends thereon to the date fixed for liquidation, before any payment shall be made or any assets distributed to the holders of any of the Junior Securities (the "Liquidation


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Preference"). No full preferential payment on account of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, shall be made to the holders of any class of Equivalent Securities (as defined in Section 5B(iv) below) unless there shall likewise be paid at the same time to holders of Class A Preferred Stock the full amounts to which such holders are entitled with respect to such distribution. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of Class A Preferred Stock and outstanding shares of Equivalent Securities, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the full respective preferential amounts that would be payable on such shares of Class A Preferred Stock and such shares of Equivalent Securities if all amounts payable thereon were paid in full.

         (b) For the purposes of this Section 5B(iii), (1) the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation (unless and until such sale, conveyance, exchange or transfer is followed by the dissolution of the Corporation pursuant to the General Corporation Law of the State of Delaware (the "DGCL")) or (2) the consolidation or merger of the Corporation with one or more other companies or entities shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

         (iv) Certain Restrictions. Notwithstanding anything contained herein to the contrary, so long as any shares of the Class A Preferred Stock shall remain outstanding, the Corporation shall not, without first obtaining the consent or approval of the holders of at least two-thirds (2/3) of the then outstanding shares of Class A Preferred Stock, (a) establish, create, authorize or issue, or increase the authorized or issued amount of, any shares of any other class or series of Preferred Stock, the terms of which provide that such class or series shall rank senior to the Class A Preferred Stock with respect to dividend rights or rights on liquidation, winding up or dissolution ("Senior Securities"), including (1) the reclassification of any class or series of stock of the Corporation into shares of Senior Securities and (2) the issuance of any security exchangeable for, convertible into or evidencing the right to purchase any shares of Senior Securities; or (b) amend the Corporation's Certificate of Incorporation or this Certificate of Amendment, whether by merger, consolidation or otherwise, in any manner which would materially and adversely affect the specified designations, preferences or special rights of the Class A Preferred Stock; provided; however, that the creation, authorization or issuance of any obligation or security convertible into or evidencing the right to purchase any Equivalent Securities or any Junior Securities or any indebtedness of any kind of the Corporation, and the increase or decrease in the amount of authorized capital stock of any class, including Preferred Stock (except as to shares of Class A Preferred Stock which are or may be issued and outstanding in accordance with obligations of the Corporation), or any increase, decrease or change in the stated or par value of any Preferred Stock other than the Class A Preferred Stock, shall not require the consent of the holders of Class A Preferred Stock and shall not be deemed to materially and adversely affect the specified designations, preferences or special rights of the Class A Preferred Stock. For purposes hereof, the term "Equivalent Securities" shall mean any class or series of Preferred Stock the terms of which provide that such class or series shall rank on parity with the Class A


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Preferred Stock with respect to dividends or rights on liquidation, winding up or dissolution, including (1) the reclassification of any class or series of stock of the Corporation into shares of Equivalent Securities and (2) the issuance of any security exchangeable for, convertible into or evidencing the right to purchase any shares of Equivalent Securities.

         (v) Redemption by the Corporation.

         (a) The Corporation may, at its option, at any time on or after the fifth anniversary of the first date on which shares of the Class A Preferred Stock are issued, redeem all or any portion of the shares of Class A Preferred Stock, upon notice as set forth in Section 5B(v)(c) hereof at the redemption price set forth in Section 5B(v)(b) hereof any time if the average Trading Price (as defined in Section 5B(vii)(n) hereof) of the Common Stock for the 30 consecutive Trading Days (as defined in Section 5B(vii)(n) hereof) preceding the Redemption Notice Date (as defined in Section 5B(v)(c) hereof) shall exceed an amount equal to 110% of the Conversion Price (as defined in Section 5B(vii)(b)).

         (b) The redemption price per share of the Class A Preferred Stock shall be an amount in cash equal to the Stated Value of such share of Class A Preferred Stock plus all accrued but unpaid dividends thereon (whether or not declared) to the Redemption Date (as defined in Section 5B(v)(c) hereof), without any interest. The Corporation shall take all actions required or permitted under the DGCL to permit such redemption of Class A Preferred Stock.

         (c) Notice of any redemption shall be sent by or on behalf of the Corporation not less than 30 nor more than 60 days prior to the date specified for redemption in such notice (the "Redemption Date"), by first-class mail, postage prepaid, to all holders of record of Class A Preferred Stock at their last addresses as they shall appear on the books of the Corporation (the date such notice is mailed by or on behalf of the Corporation is referred to herein as the "Redemption Notice Date"); provided, however, that no failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Class A Preferred Stock except as to the holder to whom the Corporation has failed to give notice or except as to the holder to whom notice was defective. In addition to any information required by law, such notice shall state: (1) the Redemption Date; (2) the redemption price; (3) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (4) that dividends on the shares to be redeemed will cease to accumulate as of the Redemption Date. Upon the mailing of any such notice of redemption, the Corporation shall become obligated to redeem at the time of redemption specified thereon all shares called for redemption.

         (d) If notice has been mailed in accordance with Section 5B(v)(c) hereof and provided that on or before the Redemption Date specified in such notice, all funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds in trust and for the pro rata benefit of the holders of the shares so called for redemption, so as to be, and to continue to be available


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therefor, then, from and after the Redemption Date, dividends on the shares of
Class A Preferred Stock so called for redemption shall cease to accumulate, and such shares shall no longer be deemed to be outstanding and shall not have the status of shares of Class A Preferred Stock, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price therefor) shall cease. If payment on the shares of Class A Preferred Stock is improperly withheld or refused and not paid by the Corporation or any agent of the Corporation, dividends on such shares of Class A Preferred Stock shall continue to accumulate from the original Redemption Date, and all rights of the holders thereof shall continue, to the actual payment date, in which case the actual payment date shall be considered the date fixed for redemption for purposes of calculating the redemption price. Upon surrender, in accordance with such notice, of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price therefor on the Redemption Date. Upon surrender of a certificate representing shares of Class A Preferred Stock to be redeemed in part, the Corporation shall also issue to such holder a new certificate representing any unredeemed shares of Class A Preferred Stock represented by the certificate surrendered upon redemption.

         (e) Any deposit of funds with a bank or trust company for the purpose of redeeming shares of Class A Preferred Stock shall be irrevocable, except that
(1) any balance of monies so deposited by the Corporation with respect to shares of Class A Preferred Stock converted to Common Stock by the holder pursuant to
Section 5B(vii) hereof prior to the Redemption Date shall be repaid, together with interest or other earnings thereon, to the Corporation within 30 days after the Redemption Date and (2) any balance of monies so deposited by the Corporation and unclaimed by the holders of shares of Class A Preferred Stock entitled thereto at the expiration of two years from the applicable Redemption Date shall be repaid, together with any interest or other earnings earned thereon, to the Corporation, and after any such repayment, the holders of the shares of Class A Preferred Stock entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.

         (f) In connection with any redemption of Class A Preferred Stock, holders of Class A Preferred Stock may exercise their right to convert in accordance with Section 5B(vii) hereof by notifying the Corporation on or before the Redemption Date.

         (g) No shares of Class A Preferred Stock may be redeemed except with funds legally available for the payment of the redemption price therefor.

         (h) Unless full accumulated dividends on all shares of Class A Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no shares of Class A Preferred Stock shall be redeemed (unless all outstanding shares of Class A Preferred Stock are simultaneously redeemed) or purchased or otherwise acquired directly or indirectly (except by conversion into or exchange for shares of Junior Securities or Common Stock).


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         (i) If the Redemption Date for shares of Class A Preferred Stock occurs after a record date for a dividend payable thereunder and before the related Dividend Payment Date, the dividend payable on such Dividend Payment Date shall be paid to the holder in whose name the shares of Class A Preferred Stock to be redeemed are registered at the close of business on such record date notwithstanding the redemption thereof between such record date and the related Dividend Payment Date or the Corporation's default in the payment of the dividend due.

         (j) In case of redemption of less than all shares of Class A Preferred Stock at the time outstanding, the shares of Class A Preferred Stock to be redeemed shall be selected pro rata from the holders of record of such shares in proportion to the number of shares of Class A Preferred Stock held by such holders (with adjustments to avoid redemption of fractional shares) or by any other equitable method determined by the Corporation.

         (vi) Voting Rights. The holders of shares of Class A Preferred Stock shall not be entitled to any voting rights, except if the Corporation shall undertake any action that may be deemed to materially and adversely affect the specified designations, preferences or special rights of the Class A Preferred Stock and as otherwise provided herein and by law. Notwithstanding anything to the contrary contained herein, any action required or permitted to be taken by the holders of Class A Preferred Stock at any meeting of the holders of Class A Preferred Stock may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of a majority of the issued and outstanding shares of Class A Preferred Stock.

         (vii) Conversion Rights.

         (a) Each share of Class A Preferred Stock may be converted at the option of the holder, at any time (except that, with respect to any shares of Class A Preferred Stock which shall be called for redemption, such right shall terminate as provided in Section 5B(v)(f) hereof) into the number of fully paid, non-assessable shares of Common Stock obtained by dividing the Stated Value by the Conversion Price (as defined in Section 5B(vii)(b) below) in effect on the date of conversion (the "Conversion Date") in accordance with and subject to the terms and conditions of this Section 5B(vii), and the right to receive an additional number of fully paid and non-assessable shares of Common Stock having a Share Value (as defined in Section 5B(vii)(n) hereof) equal to all accrued and unpaid dividends on such share of Class A Preferred Stock (other than previously declared dividends payable to a holder of record on a prior Record Date, which dividends shall be paid by the Corporation to such holder on the next Dividend Payment Date) up to (and including) the Conversion Date, whether or not declared, such additional shares to be issued concurrently with the issuance of the shares of Common Stock pursuant to Section 5B(vii)(d) hereof. Subject to Sections 5B(v)(e) and (f) hereof, a holder of shares of Class A Preferred Stock shall have the right to convert all or any portion of such shares pursuant to this Section 5B(vii) at any time and from time to time.


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         (b) The "Conversion Price" shall initially equal $3.00, provided, however, that such Conversion Price shall be adjusted and readjusted from time to time as provided in this Section 5B(vii) and, as so adjusted and readjusted, shall remain in effect until a further adjustment or readjustment thereof is required by this Section 5B(vii).

         (c) Upon surrender to the Corporation at the office of the transfer agent or such other place or places, if any, as the Board of Directors may determine, of certificates duly endorsed to the Corporation or in blank for shares of Class A Preferred Stock to be converted together with written instructions to the Corporation requesting conversion of such shares and specifying the name and address of the person, corporation, firm or other entity to whom shares of Common Stock are to be issued upon conversion thereof, the Corporation shall issue the number of full shares of Common Stock rounded down to the nearest whole number issuable upon conversion thereof as of the time of such surrender and as promptly as practicable thereafter will deliver or cause to be delivered certificates for such shares of Common Stock. In addition, the Corporation shall issue a number of shares of Common Stock having a Share Value equal to all accrued and unpaid dividends, whether or not declared, on each share of Class A Preferred Stock so surrendered for conversion (other than previously declared dividends payable to a holder of record on a prior Record Date which dividends shall be paid by the Corporation to such holder on the next Dividend Payment Date.) Upon surrender of a certificate representing shares of Class A Preferred Stock to be converted in part, in addition to the foregoing, the Corporation shall also issue to such holder a new certificate representing any unconverted shares of Class A Preferred Stock represented by the certificate surrendered for conversion. Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for Class A Preferred Stock shall have been surrendered and such written instructions shall have been received by the Corporation as aforesaid, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date, and such conversion shall be at the Conversion Price in effect at such time and on such date unless the share transfer books of the Corporation shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such share transfer books are open, but such conversion shall be at the Conversion Price in effect on the date on which such shares have been surrendered and such written instructions received by the Corporation.

         (d) No fractional shares of Common Stock shall be issued pursuant to this Section 5B(vii), all fractional shares otherwise issuable to any Holder presenting shares of Class A Preferred Stock for conversion by surrendering multiple certificates shall be aggregated, and the number of shares of Common Stock shall be rounded down to the nearest whole number of shares; provided, however, that any such fractional shares to which a holder of Class A Preferred Stock would otherwise be entitled shall be aggregated with any fractional shares otherwise issuable in connection with any subsequent conversion by such holder of shares of Class A Preferred Stock, and each time such fractional share shall equal one full share, such full share shall be issued to the holder entitled thereto; and provided further, however, that upon the surrender of the last certificate representing shares of Class A Preferred Stock that would otherwise result in the issuance of fractional shares, such Holder shall be entitled to cash in lieu of such fractional share equal to such fractional share of Common Stock multiplied by the Trading Price (as hereinafter defined) on the date of conversion hereunder.

         (e) The Corporation shall pay all documentary, stamp, or similar issue or transfer tax due upon conversion of Class A Preferred Stock.

         (f) The Conversion Price shall be subject to adjustment as follows:

         (1) In case the Corporation shall (A) pay or make a dividend or other distribution on the outstanding shares of Common Stock in shares of Common Stock, (B) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (C) combine or reclassify the outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution or subject to such subdivision, combination or reclassification shall be adjusted by multiplying such Conversion Price by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination, and of which the denominator shall be the sum of such number of shares outstanding immediately after the event described in clause (A), (B) or (C) of this Section 5B(vii)(f)(1), such adjustment to the Conversion Price to become effective immediately after the opening of business on the day following the date fixed for such determination.

         (2) In case the Corporation shall issue rights, options or warrants to all holders of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Conversion Price in effect immediately prior to the date fixed for the determination of stockholders entitled to receive such rights, options or warrants (which shall be referred to in this Section 5B(vii)(f)(2) as the "Pre-Determination Conversion Price"), the Conversion Price in effect at the opening of business on the day following the date fixed for such determination shall be reduced by multiplying the Pre-Determination Conversion Price by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered for subscription would purchase at the Pre-Determination Conversion Price, and of which the denominator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase, such reduction of the Conversion Price to become effective immediately after the opening of business on the day following the date fixed for such determination.

         (3) In case the Corporation shall, by dividend or otherwise, distribute to all holders of Common Stock (A) shares of capital stock of any class other than Common Stock, (B) evidences of its indebtedness or (C) assets (excluding any rights, options or warrants referred to in Section 5B(vii)(f)(2) hereof), any cash dividend or distribution lawfully paid under the laws of the state of incorporation of the Corporation, and any dividend or distribution referred to in Section 5B(vii)(f)(1) hereof), the Conversion Price shall be adjusted so that such Conversion Price the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution (which shall also be referred to in this Section 5B(vii)(f)(3) as the "Pre-Determination Conversion Price") by a fraction, of which the numerator shall be the Pre-Determination Conversion Price less the fair market value (as determined by the Board of Directors of the Corporation) of the portion of the shares of capital stock or evidences of indebtedness or assets so distributed applicable to one share of Common Stock, and of which the denominator shall be the Pre-Determination Conversion Price, such adjustment to become effective immediately prior to the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such distribution.

         (4) In case the Corporation shall issue any securities convertible into or exchangeable for Common Stock (other than securities issued in transactions described in subsection (2) or (3) of this Section 5B(vii)(f)), for a consideration per share of Common Stock less than the Conversion Price in effect immediately prior to the date of issuance of such securities (which shall also be referred to in this Section 5B(vii)(f)(4) as the "Pre-Determination Conversion Price"), the Conversion Price shall be adjusted immediately thereafter so that it shall equal the price determined by multiplying the Pre-Issuance Conversion Price by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such securities plus the number of shares of Common Stock which the aggregate consideration received for such securities would purchase at the Pre-Issuance Conversion Price, and of which the denominator shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the maximum number of shares of Common Stock deliverable upon conversion of or in exchange for such securities at the initial conversion or exchange price or rate.

         (5) In case of any reclassification of the Common Stock (including any reclassification upon a consolidation or merger in which the Corporation is the continuing or surviving corporation) into securities other than Common Stock, the Class A Preferred Stock shall thereafter be convertible into the kind and amount of shares of such securities receivable upon such reclassification by a holder of the number of shares of Common Stock into which the Class A Preferred Stock would be convertible immediately prior to such reclassification.

         (6) In case the Corporation shall issue shares of Common Stock for a consideration per share less than the Conversion Price in effect immediately prior to the date on which the Corporation fixes the offering price of such additional shares (which shall also be referred to in this Section 5B(vii)(f)(6) as the "Pre-Determination Conversion Price"), the Conversion Price shall be adjusted immediately thereafter so that it shall equal the price determined by multiplying the Pre-Determination

Conversion Price by a fraction, of which the numerator shall be the total number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares plus the number of shares of Common Stock which the aggregate consideration received for the issuance of such additional shares would purchase at the Pre-Determination Conversion Price, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after the issuance of such additional shares. There shall be no adjustment, however, pursuant to this Section 5B(vii)(f)(6) with respect to any shares of Common Stock issued (A) in any of the transactions described in Section 5B(vii)(f)(2) hereof where there has been an adjustment in respect thereto; (B) upon conversion or exchange of securities convertible into or exchangeable for Common Stock where there has been an adjustment described in Section 5B(vii)(f)(4) hereof; (C) upon the exercise of any stock option outstanding on December 31, 2001; or (D) upon the exercise of any stock option granted by the Company (provided that, if applicable, any adjustment required pursuant to Section 5B(vii)(f)(4) hereof upon the grant of such option has been made).

         (7) If the Corporation shall take any action affecting the Common Stock, other than action described in this Section 5B(vii)(f), that in the opinion of the Board of Directors would materially adversely affect the conversion rights of the holders of the Class A Preferred Stock, the Conversion Price may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Directors, in its sole discretion, may determine to be equitable in the circumstances.

         (g) No adjustment in the Conversion Price need be made unless the adjustment pursuant to Section 5B(vii)(f) hereof would require an increase or decrease of at least 1% in the Conversion Price; provided, however, that any adjustments which by reason of this Section 5B(vii)(g) are not required to be made shall be carried forward and taken into account in any subsequent adjustment required to be made hereunder, and, in any event, shall be made no later than the third anniversary of the date the adjustment pursuant to Section 5B(vii)(f) hereof would have been made if it would have required an increase or decrease of at least 1% in the Conversion Price. All adjustments to the Conversion Price shall be made to the nearest one-one thousandth of a dollar.

         (h) No adjustment need be made for a change in the par value of the Common Stock unless the par value is adjusted higher than the Stated Value, in which case the Stated Value and Conversion Price shall be adjusted so as to equal the par value of the Common Stock.

         (i) Whenever the Conversion Price is to be adjusted, the Corporation shall give the holders of Class A Preferred Stock 15 days prior written notice briefly stating the facts requiring the adjustment. Whenever the Conversion Price is adjusted, the Corporation shall promptly mail to holders of Class A Preferred Stock and the transfer agent for the Class A Preferred Stock, if any, a notice of adjustment briefly stating the manner of computing such adjustment.

         (j) In case of any consolidation or merger of the Corporation with any other entity, or in case of any sale or transfer of all or substantially all of the assets of the

Corporation, or in the case of any share exchange pursuant to which outstanding shares of Common Stock are converted into other securities or property, the Corporation shall make appropriate provision or cause appropriate provision to be made so that the holder of each share of Class A Preferred Stock then outstanding shall have the right thereafter to convert such share of Class A Preferred Stock into the kind and amount of shares of stock and other securities and property receivable upon such consolidation, merger, sale, transfer, share exchange or self tender offer by a holder of the number of shares of Common Stock into which such share of Class A Preferred Stock might have been converted immediately prior to the effective date of such consolidation, merger, sale, transfer, share exchange or self tender offer; provided, however, that if a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50% of the outstanding shares of Common Stock, and if a holder of shares of Class A Preferred Stock so designates in a notice given to the Corporation on or before the date immediately preceding the date of the consummation of such transaction, the holder of such Class A Preferred Stock shall be entitled to receive the highest amount of securities, cash or other property to which such holder would actually have been entitled as a holder of Common Stock if the holder of Class A Preferred Stock had converted shares of Class A Preferred Stock into Common Stock prior to the expiration of such purchase, tender or exchange offer and accepted such offer, subject to adjustments (from and after the consummation of such purchase, tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this Section 5B(vii). If in connection with any such consolidation, merger, sale, transfer, share exchange or self tender offer, each holder of shares of Common Stock is entitled to elect to receive either securities, cash or other assets upon completion of such transaction, the Corporation shall provide or cause to be provided to each holder of Class A Preferred Stock the right to elect to receive the securities, cash or other assets into which Class A Preferred Stock held by such holder shall be convertible after completion of any such transaction on the same terms and subject to the same conditions applicable to holders of the Common Stock (including, without limitation, notice of the right to elect, limitations on the period in which such election shall be made and the effect of failing to exercise the election). The Corporation shall not effect any such transaction unless the provisions of this Section 5B(vii)(j) have been fulfilled. The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers, share exchanges or self tender offers.

         (k) In case any other stock (other than Common Stock but including, without limitation, any other class or series of Preferred Stock) or other securities of any other entity (corporate or otherwise) or the Corporation ("Other Securities") shall be issued or sold or shall become subject to issue or sale upon the conversion or exchange of any stock (or Other Securities) of the Corporation or to subscription, purchase or other acquisition for a consideration such as to dilute, on a basis consistent with the standards established in the other provisions of this Section 5B(vii), the conversion rights of the Class A Preferred Stock, then, and in each such case, the computations, adjustments and readjustments provided for in this Section 5B(vii) with respect to the Conversion Price shall be made as nearly as possible in the manner so provided and applied to determine the amount of Other Securities from time to time receivable upon the conversion of shares of Class A Preferred Stock, so as to protect the holders of Class A Preferred Stock against the effect of such dilution.

         (l) The Corporation covenants that it shall reserve and at all times keep available, free from preemptive rights, out of its authorized but unissued stock, for the purpose of effecting the conversion of Class A Preferred Stock, such number of its duly authorized Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class A Preferred Stock. The Corporation covenants that all shares of Common Stock issued upon conversion of outstanding shares of Class A Preferred Stock shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable and free and clear of all liens and charges.

         (m) The Corporation shall list the shares of Common Stock required to be delivered upon conversion of the Class A Preferred Stock, prior to such delivery, upon each national securities exchange, national market system, or other over-the-counter market or bulletin board, if any, upon which the outstanding Common Stock is listed at the time of such delivery. Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Class A Preferred Stock, the Corporation shall endeavor to comply with all federal and state laws and regulations requiring the registration of such securities with, or any approval of or consent to the delivery thereof, by any governmental authority.

         (n) For purposes hereof, the following terms have the following meanings:

         (1) "Trading Price" on any Trading Day with respect to the per share price of any shares of Common Stock means the daily closing sales price on any Trading Day or, if no such closing sales price shall be reported on such Trading Day, then the average between the closing bid and closing asked prices on such Trading Day, for one share of Common Stock as reported on The Nasdaq National Market System if the Common Stock is listed on The Nasdaq National Market System or, if the Common Stock is not then listed on The Nasdaq National Market System, then as reported on The Nasdaq Small Cap Market or, if the Common Stock is not then listed on The Nasdaq National Market System or The Nasdaq Small Cap Market, then as reported on the OTC Bulletin Board or, if the Common Stock is not then listed on The Nasdaq National Market System, The Nasdaq Small Cap Market or the OTC Bulletin Board, then as reported on the primary "national securities exchange" or "national market system" (as such terms are used in the Securities Exchange Act of 1934, as amended) on which the Common Stock is then quoted, listed or reported or, if there are no daily closing sales price or closing bid and closing asked prices for the Common Stock reported on any of the foregoing, then an amount per share of the Common Stock as determined by the Board of Directors in good faith.

         (2) "Share Value" means the average Trading Price of the Common Stock for the five consecutive Trading Days immediately preceding the Conversion Date; provided, however, that in the event that the Trading Price of the Common Stock cannot be determined pursuant to subsection 5B(vii)(n)(1) hereof, the "Share Value" shall mean the fair market value of a share of Common Stock on the

Conversion Date as agreed to by the Corporation, on the one hand, and a majority of the holders of the Class A Preferred Stock requesting conversion (voting or consenting in writing as a separate class), on the other hand; provided, further, that if such holders and the Corporation cannot agree on the Trading Price within 10 days, the Trading Price shall be determined by an independent nationally-recognized investment banking firm mutually acceptable to the Company, on the one hand, and a majority of such holders (voting or consenting in writing as a separate class), on the other hand, or if the Corporation and such holders are unable to so agree within 5 days, by an independent nationally recognized investment banking firm selected by the American Arbitration Association.

         (3) "Trading Day(s)" means a day on which The Nasdaq National Market System, The Nasdaq Small Cap Market, the OTC Bulletin Board or the primary national securities exchange or national market system on which the Common Stock is quoted, listed or reported is open for a full day of trading.

         (viii) Shares to Be Retired. Any share of Class A Preferred Stock converted, redeemed or otherwise acquired by the Corporation shall be retired and cancelled and shall upon cancellation be restored to the status of authorized but unissued shares of Preferred Stock, subject to reissuance by the Board of Directors as Class A Preferred Stock or shares of Preferred Stock of one or more other classes or series.

         (ix) Record Holders. The Corporation and the Corporation's transfer agent may deem and treat the record holder of any shares of Class A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Corporation's transfer agent shall be affected by any notice to the contrary.

         (x) Notice. Except as may otherwise be provided for herein, all notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon the earlier of receipt of a facsimile transmission of such notice confirmed by delivery of such notice by a reputable overnight courier or three Business Days after the mailing of such notice if sent by registered mail with postage prepaid, addressed, if to the Corporation, to its offices at 3652 South Third Street, Suite 200, Jacksonville Beach, Florida 32250 (Attention: President), Facsimile Number: (904) 246-3533, or to an agent of the Corporation designated as permitted by this Certificate of Incorporation or, if to any holder of Class A Preferred Stock, to such holder at the address of such holder of Class A Preferred Stock as listed in the stock record books of the Corporation (which may include the records of the Corporation's transfer agent); or to such other address as the Corporation or holder, as the case may be, shall have designated by notice similarly given.

         C. The Board of Directors is expressly authorized, at any time and from time to time, to provide for the issuance of the remaining 5,000,000 shares of the Preferred Stock not designated herein as Class A Preferred Stock, as well as any shares of Class A Preferred Stock restored to the status of authorized but unissued shares of Preferred Stock pursuant to Section 5B(viii) hereof, in one or more classes or series with such designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as shall be expressed in the resolution or resolutions providing for the issuance thereof adopted by the Board of Directors (a "Preferred Stock Designation") and as are not inconsistent with this Certificate of Incorporation or any amendment hereto, and as may be permitted by the DGCL. Except as otherwise expressly required by law and except for such voting powers as may be expressly fixed by a Preferred Stock Designation relating to any such class or series of Preferred Stock, shares of such Preferred Stock shall have no voting power whatsoever.

         6. The Board of Directors is empowered to make, alter or repeal the By-laws of the Corporation.

         7. No stockholder shall have a preemptive right to purchase shares of any class of capital stock of the Corporation, whether now or hereafter authorized, including treasury shares.

         8. Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under ss. 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under ss. 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

         9. The election of directors need not be conducted by written ballot.

         10. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of DGCL, as the same exists or may be hereafter amended, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Section 10 shall be prospective only and shall not nullify or impair the limitations contained herein with respect to the personal liability of the directors of the Corporation arising from acts or omissions occurring prior to such repeal or modification.

         11. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this amended and restated certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

         12. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Section 242 and Section 245 of the DGCL.

[Signature Next Page]

         IN WITNESS WHEREOF, the undersigned President of the Corporation, does make this certificate, hereby declaring and certifying that the facts stated herein are true, and accordingly has hereunto set his hand and seal this 13th day of March, 2002.

                                        INTREPID CAPITAL CORPORATION



                                                   /s/ Forrest Travis
                                        ----------------------------------------
                                        FORREST TRAVIS, President